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                                                                    EXHIBIT 99.1

                               [AIMCO LETTERHEAD]



             Apartment Investment and Management Company Announces
                           First Quarter 1999 Results


     DENVER, April 19 /PRNewswire/--Apartment Investment and Management Company ("AIMCO") (NYSE: AIV) announced that its Adjusted Funds From Operations ("AFFO"), AIMCO's measure of economic profitability, equaled $59,912,000 or $0.87 per common share for the quarter ended March 31, 1999, compared to $36,232,000 or $0.74 per common share for the quarter ended March 31, 1998, an increase of 18% on a per share basis.

     AIMCO announced that its Funds From Operations ("FFO") equaled $66,225,000 or $0.96 per common share for the quarter ended March 31, 1999, compared to $39,087,000 or $0.80 per common share for the quarter ended March 31, 1998, an increase of 20% on a per share basis.

     First quarter 1999 "same store" sales for the 363 apartment communities containing 101.667 units owned during both 1999 and 1998, applying AIMCO's ownership interest in these "same store" apartment communities, showed a 4.2% increase in revenues, a 0.5% increase in operating expenses and a 6.5% increase in Net Operating Income from the first quarter of 1998.

     AFFO, which is AIMCO's measure of economic profitability, is defined as FFO less an estimated reserve for capital replacements of $300 per apartment unit. The Company's management believes that FFO, less such a reserve, provides investors with an understanding of the Company's ability to incur and service debt and make capital expenditures. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO based on the NAREIT definition, as adjusted for minority interest in the AIMCO Operating Partnership, amortization of goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and less the payment of dividends on preferred stock. FFO should not be considered an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of the Company's performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, there can be no assurance that the Company's basis for computing FFO is comparable with that of other real estate investment trusts.


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     The first quarter 1999 earnings conference call will be conducted on
Monday, April 26, 1999 at 3:00 p.m. Eastern time. You may participate in the conference call by dialing 1-800-374-0616 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the Apartment Investment and Management Company first quarter 1999 results conference call. Detailed financial information and fact sheet will be released on April 22, 1999.

     AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 35 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates approximately 2,100 properties, including approximately 375,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 49 states, the District of Columbia and Puerto Rico.

SOURCE  Apartment Investment and Management Company (AIMCO)
     -0-                         04/19/99
     /CONTACT: Peter Kompaniez, President, 714-593-1723, or Leeann Morein, Senior Vice President, Investor Services, 303-757-8101, investor@aimco.com, both of Apartment Investment and Management Company/
     /Web site:  http://www.aimco.com/
    (AIV)